Exhibit 10.30

EXECUTION VERSION

AMENDED AND RESTATED
EMPLOYMENT AGREEMENT
THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) shall be effective as of December 24, 2010, by and between GENBAND Management Services Corp., a Delaware corporation (the “Company”), GENBAND Holdings Company, a Cayman Islands exempted company limited by shares (“Cayman Holdings”), GENBAND US LLC, a Delaware limited liability company (“GENBAND LLC”), GENBAND Inc., a Delaware corporation (“Holdco”, and together with the Company, Cayman Holdings and GENBAND LLC the “GENBAND Parties”), and Daryl Raiford (the “Executive”).
WHEREAS, the Executive was employed by GENBAND LLC (formerly known as GENBAND Inc.), and, in connection with such employment, the Executive and GENBAND LLC entered into an Employment Agreement, dated March 12, 2010, (the “LLC Employment Agreement”) pursuant to which the terms and conditions of the Executive’s employment with GENBAND LLC were memorialized;
WHEREAS, in connection with certain equity refinancings and reorganizations impacting Cayman Holdings and its affiliates, GENBAND LLC transferred the Executive’s employment to the Company, effective November 1, 2010 (the “Transfer”);
WHEREAS, in connection with, and as a condition of, such Transfer, the Company agreed to assume the LLC Employment Agreement, and all obligations of GENBAND LLC thereunder;
WHEREAS, the Executive accepted such transfer of employment to the Company and the Company’s assumption of the LLC Employment Agreement;
WHEREAS, certain amendments were necessary to the LLC Employment Agreement to reflect the Transfer and assumption of the LLC Employment Agreement by the Company, which amendments required the mutual agreement of the GENBAND Parties and the Executive;
WHEREAS, in the interest of time, the GENBAND Parties desired to complete the Transfer prior to agreeing to the amendment to the LLC Employment Agreement and in connection therewith the Executive and the GENBAND Parties entered into that certain Assignment and Transfer Agreement, dated November 1, 2010, (the “Transfer Agreement”) pursuant to which the Transfer was effected and other temporary measures were taken to provide for the Transfer while the amendments to the LLC Employment Agreement was being negotiated between the Executive and the GENBAND Parties; and
WHEREAS, the Executive and the GENBAND Parties have agreed to the amendments to the LLC Employment Agreement to reflect the Transfer and desire to memorialize such amendments into this Agreement, which shall be an amendment and restatement of the LLC Employment Agreement and shall set forth the terms and conditions of the Executive’s employment relationship with the GENBAND Parties following the Transfer;
NOW, THEREFORE, in consideration of the premises and mutual covenants herein and for other good and valuable consideration, the parties agree as follows:
1.Certain Defined Terms. In addition to terms defined elsewhere herein, the following capitalized terms have the following meanings when used in this Agreement:
(a)    “Base Pay” means the Executive’s annual fixed or base compensation, as determined from time to time by Cayman Holdings whether acting through its Board of Directors (the “Cayman Board”) or a committee thereof, regardless of whether all or any portion thereof may be deferred under any deferred compensation plan or program of the GENBAND Entities.
(b)    “Change in Control” shall mean:
(i)    The acquisition in a transaction, or series of related transactions, by any Person, other than OEP, of beneficial ownership of Outstanding Company Voting Securities (including any such acquisition of beneficial ownership deemed to have occurred pursuant to Rule 13d-5 under the Exchange Act) if, immediately after such transaction, or series of related transactions, such Person is the beneficial owner of 50% or more of the then Outstanding Company Voting Securities, unless such acquisition is made (A) directly from Cayman Holdings and/or Holdco in a transaction approved by a majority of the members of the incumbent Cayman Board, (B) by any employee benefit plan (or related trust) sponsored or maintained by Cayman Holdings or any subsidiary of Cayman Holdings, or (C) by a parent corporation resulting from a Business Combination if, following such Business Combination, the conditions specified in clauses (A), (B) and (C) of subsection (ii) of this Section 1(b) are satisfied;
(ii)    А Business Combination unless, immediately following such Business Combination, (A) more than 50% of the then outstanding voting securities of the entity resulting from such Business Combination will be (or is) then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Company Voting Securities immediately prior to such Business Combination in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Voting Securities, (B) no Person (other than OEP or any employee benefit plan (or related trust) of Cayman Holdings or any subsidiary of Cayman Holdings) beneficially owns, directly or indirectly, 40% or more, respectively, of the then outstanding equity securities of the parent corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors and (C) at least a majority of the members of the board of directors of the parent corporation resulting from such Business Combination were members of the incumbent Cayman Board at the time of the execution of the initial agreement providing for, or action of the Cayman Board authorizing, such Business Combination; or
(iii)    (A) А complete liquidation or dissolution of a GENBAND Principal Entity or (B) a Major Asset Disposition unless, immediately following such Major Asset Disposition, (1) all or substantially all of the individuals and entities that were beneficial owners of the Outstanding Company Voting Securities immediately prior to such Major Asset Disposition beneficially own immediately after the transaction, directly or indirectly, more than 50% of the Outstanding Company Voting Securities or total value of all the then outstanding stock of the GENBAND Principal Entity (if it continues to exist) and of the Acquiring Entity in substantially the same proportions as their ownership immediately prior to such Major Asset Disposition; (2) no Person, other than OEP or any employee benefit plan (or related trust) of Cayman Holdings or any subsidiary of Cayman Holdings, beneficially owns, directly or indirectly, 40% or more of, respectively, the then outstanding shares of stock and the combined voting power of the then outstanding stock of the GENBAND Principal Entity (if it continues to exist) and of the Acquiring Entity and (3) at least a majority of the members of the Cayman Board (if it continues to exist) and of the Acquiring Entity were members of the incumbent Cayman Board at the time of the execution of the initial agreement providing for, or action of the Cayman Board authorizing, such Major Asset Disposition.
(iv)    For the purposes of this Section 1(b):
(A)    “Acquiring Entity” means the entity that acquires the largest portion of the assets sold or otherwise disposed of in a Major Asset Disposition (or the entity, if any, that owns a majority of the outstanding voting stock of such acquiring entity entitled to vote generally in the election of directors or members of a comparable governing body);
(B)    the terms “beneficial owner”, “beneficially ownership” and “beneficially own” are used as defined for purposes of Rule 13d-3 under the Exchange Act;
(C)    the term “Business Combination” means a merger or consolidation involving any GENBAND Principal Entity or its equity;
(D)    the term “GENBAND Principal Entity” means Holdco, Cayman Holdings or GENBAND LLC.
(E)    the term “group” is used as it is defined for purposes of Section 13 of the Exchange Act and Rule 13d-5 thereunder;
(F)    the term “Major Asset Disposition” means the sale or other disposition in one transaction or a series of related transactions during a 12-month period (other than to an entity, 50% or more of the total voting power of which is owned, directly or indirectly, by Cayman Holdings) of 50% or more of all of the assets of Cayman Holdings and its subsidiaries on a consolidated basis; and any specified percentage or portion of the assets of Cayman Holdings shall be based on the total gross fair market value, as determined by a majority of the members of the incumbent Cayman Board, without regard to any associated liabilities;
(G)    the term “Outstanding Company Voting Securities” means outstanding voting securities of a GENBAND Principal Entity entitled to vote generally in the election of directors; and any specified percentage or portion of the Outstanding Company Voting Securities (or of other voting stock or voting securities) shall be determined based on the total combined voting power of such securities; provided, that for the purposes of determining such securities of Cayman Holdings, outstanding voting securities shall be deemed to refer to the fully diluted beneficial ownership of the outstanding voting securities of Cayman Holdings taking into account the outstanding equity ownership of Cayman Holdings and Holdco. By way of example, if Holdco holds 25% of the outstanding voting securities of Cayman Holdings, and if Person X holds 20% of the outstanding voting securities of Holdco on a fully diluted basis, then Person X shall be deemed to hold 5% of the outstanding Cayman Holdings voting securities;
(H)    the term “parent corporation resulting from a Business Combination” means Cayman Holdings if its stock is not acquired or converted in the Business Combination and otherwise means the entity which as a result of such Business Combination owns Cayman Holdings or all or substantially all of Cayman Holdings’ assets, either directly or through one or more subsidiaries; and
(I)    the term “Person” means an individual, entity or group.
(c)    “Code” means the Internal Revenue Code of 1986, as amended
(d)    “Disability” means (i) the Executive’s inability to regularly perform the essential functions of the Executive’s position, with or without accommodation, due to physical or mental incapacity or illness, for a period of ninety (90) days in the aggregate in any consecutive twelve (12) month period, unless otherwise prohibited by federal, state, or local law or ordinance, (ii) for a reason specified in clause (i), the Executive is receiving income replacement benefits for а period of not less than three months under a GENBAND Entity accident or health plan, (iii) a determination by the Social Security Administration that the Executive is totally disabled or (iv) a determination that the Executive is eligible for disability benefits under a long-term disability plan of a GENBAND Entity, but only if such plan bases disability eligibility on criteria that comply with clauses (i), (ii) or (iii) above.
(e)    “Equity Award” means a stock option, share option, share award, restricted stock award, restricted stock unit award, partnership unit award, profits interest award, deferred stock award, stock appreciation right or other equity-based compensation award related to the equity securities of any GENBAND Entity.
(f)    “For Cause” means, termination of the employment of the Executive by the Company if the Executive is guilty of (i) engaging in acts in the course of his employment with any GENBAND Party that constitute theft, fraud or embezzlement, (ii) intentional or negligent misconduct which materially and adversely affects any GENBAND Entity, and which is not cured within thirty (30) days following receipt of written notice of such misconduct, (iii) unauthorized disclosure of proprietary information of a material and confidential nature relating to any GENBAND Entity, which unauthorized disclosure has а material adverse effect on any GENBAND Entity, (iv) material violation of any GENBAND Party policy, agreement or procedure which is not cured within thirty (30) days following receipt of written notice of same, (v) excessive absenteeism, (vi) material neglect of duty, (vii) failure to perform the duties of the Executive’s position to the satisfaction of the Cayman Board which is not cured within thirty (30) days following receipt of written notice of same, (viii) insubordination or failure to perform and carry out any directive of the Cayman Board, (ix) alcohol or substance abuse, (x) being convicted of a felony or pleading “no contest” to a felony charge, or (xi) failing to cooperate with the GENBAND Entities and/or their professional advisors in any investigation (whether internal or external) or any formal legal or investigative proceeding. The determination of whether a termination of the Executive is For Cause shall be made by the Cayman Board or a committee thereof and written notice specifying the reason(s) therefore shall be delivered to the Executive as promptly as practicable following such determination. Notwithstanding any provision hereof to the contrary for purposes of this Agreement, no act or failure to act on the part of the Executive (other than any act or failure to act which violates any law) shall be considered to be reason for termination For Cause if done, or omitted to be done, by the Executive in good faith and with the reasonable belief that the action or omission was in the best interests of the GENBAND Entities.
(g)    “GENBAND Entity” means the Company, Holdco, Cayman Holdings, and, as the context may require, their direct and indirect wholly owned subsidiaries.
(h)    “OEP” means (i) One Equity Partners III, L.P., OEP III Co-Investors L.P., OEP II Partners Co-Invest L.P. and OEP GB Holdings (together, the “OEP Holders”), and (ii) any funds that are managed by any entity who currently manages any OEP Holder.
(i)    “Section 409A” means Section 409A of the Code, as amended, and the Department of Treasury Regulations and other interpretive guidance issued thereunder.
(j)    “Separation from Service Date” means the date of termination of the Executive’s employment (within the meaning of the Department of Treasury Regulation 1.409A-1(h)(1)(ii)).
(k)    “Specified Employee” means a key employee of a GENBAND Entity, within the meaning of the Department of Treasury Regulations 1.409А-1(i) on the individual’s Separation from Service Date. The determination of whether the Executive is а Specified Employee shall be made by the Cayman Board (or its designee) in accordance with the terms of Section 409А and applicable guidance thereunder (including, without limitation, the Department of Treasury Regulation 1.409A-1(i) and any successor provision thereto).
(l)    “Termination Date” means the date of the termination of the Executive’s employment.
2.    Employment. Effective as of November 1, 2010, the Company hereby agrees to employ the Executive as an employee and an executive officer of the Company, and the Executive hereby agrees to remain in the employ of the Company as an employee and an executive officer, for the Employment Term (as defined in Section 3) on the terms and conditions set forth in this Agreement. The Executive shall serve as Executive Vice President and Chief Financial Officer of the Company, and shall also serve as Executive Vice President and Chief Financial Officer for each of the other GENBAND Parties. The Executive shall have such authority and responsibilities as are consistent with the offices from time to time held by him. During the term of this Agreement, the Executive shall serve each GENBAND Party faithfully and to the best of his ability, and devote his full time, attention and efforts to the business and affairs of the collective GENBAND Parties during normal business hours (and outside normal business hours as reasonably required).
3.    Term. Subject to the provisions of Section 9 of this Agreement, Executive shall be employed by the Company and hold the executive officer positions with the Company and the other GENBAND Parties for a period (the “Employment Term”) commencing on November 1, 2010 and ending on March 25, 2013 on the terms and subject to the conditions set forth in this Agreement; provided, however, that commencing with March 25, 2013 and on each March 25 thereafter (each, an “Extension Date”), the Employment Term shall be automatically extended for an additional one-year period, unless the Company or Executive provides the other party hereto 90 days prior written notice before the next Extension Date that the Employment Term shall not be so extended. For the avoidance of doubt, the Employment Term shall include any extensions of the term of Executive’s employment pursuant to this Section 3.
4.    Location. The Executive shall be based in, and shall perform his duties in the Dallas, Texas metropolitan area. The Executive shall, however, travel to other locations as may be reasonably required for the performance of his duties under this Agreement
5.    Compensation and Benefits. During the Employment Term, the Company shall provide the following compensation and benefits to the Executive:
(a)    Base Salary. The Company shall pay to the Executive a base salary at the rate of not less than $350,000.00 per annum (“Base Salary”). Such Base Salary shall be paid in equal installments on the Company’s regular payroll dates during the Employment Term. The Executive’s Base Salary shall be reviewed annually.
(b)    Bonuses and Incentive Compensation.
(i)    In connection with the Executive’s execution of the LLC Employment Agreement, the Executive was paid а signing bonus equal to $150,000.00 (the “Signing Bonus”). If the Executive terminates his employment with the Company prior to March 25, 2011, then, within 30 days following the date of such termination of employment, Executive shall repay to the Company the Signing Bonus.
(ii)    With respect to each full fiscal year during the Employment Term, Executive shall be eligible to earn an annual bonus award (an “Annual Bonus”) based upon the achievement of an annual targets established by the Cayman Board. Executive’s target-level Annual Bonus shall be equal to 75% of his Base Salary; provided that, because the Annual Bonus award is subject to the attainment of performance criteria, it may be paid, to the extent earned or not earned, at below target levels, or above target levels. The Annual Bonus, if any, shall be paid to Executive within two and one-half (2.5) months after the end of the calendar year following the calendar year in which the applicable fiscal year ends. Notwithstanding the foregoing, Executive’s Annual Bonus for fiscal year 2010, if any, shall not be prorated during the first year of the Executive’s employment.
(iii)    The Executive shall be eligible to participate in bonus or performance based incentive compensation plans that are established by the GENBAND Parties for their similarly-situated senior executives.
(c)    Benefits. The Executive shall be entitled to participate in all employee benefit plans or programs established by the GENBAND Entities or management from time to time that are generally provided to other similarly-situated senior executives of the Company or the other GENBAND Parties to the extent that he is eligible to participate. The Executive’s participation in any such plan or program shall be subject to the provisions, rules and regulations applicable to such plan or program. Without limiting the generality of the foregoing, the Executive shall be provided with coverage for medical, disability, and term life insurance to the extent it is available at a reasonable cost from reputable providers. The Executive shall also be entitled to an annual reimbursement of up to $4,800 for financial planning services in accordance with the GENBAND Parties’ applicable policies and procedures. Until such time as the Executive obtains permanent housing in the Dallas, Texas metropolitan area and his family relocates to the area, the Company shall (i) provide an allowance for living quarters in Plano, Texas as necessary for the Executive, for an amount not to exceed $ l,000.00 per month, and (ii) pay all reasonable commuting expenses to and from the Executive’s principal residence in Austin, Texas and Plano, Texas. The Executive’s temporary living quarters shall consist of a house, condominium, or similar residence. In the event that any of the perquisites provided by the Company to the Executive subject the Executive to any tax liability, the Company agrees to pay the Executive an amount of cash equal to such tax liability and an additional amount of cash equal to the tax liability that the Executive will be subject to as a result of the total cash payment described in this sentence.
6.    Vacation. During the Employment Period, the Executive shall be entitled to at least twenty (20) days of paid time off annually, scheduled in a manner reasonably acceptable to the Company.
7.    Expenses. The Company shall pay or reimburse the Executive for all reasonable and necessary out-of-pocket expenses incurred by him in the performance of his duties under this Agreement, subject to the presentment of appropriate vouchers in accordance with the Company’s normal policies for expense verification.
8.    GENBAND Holdings Equity. On November 3, 2010 (the “Date of Grant”), the Cayman Board granted to the Executive profits interests under the GENBAND Holdings Company Equity Incentive Plan (the “Plan”) equivalent to (i) 0.5297% of the outstanding US Shares (as defined in the Plan) as of the Date of Grant (the “Series 1 Percentage Interest”) in the form of US Class B Shares (as defined in the Plan), which number of US Class B Shares, as a percentage of the total outstanding US Shares, is equal to the Series 1 Percentage Interest and is 9,311,768 US Class B Shares, subject to adjustment as set forth in the Class B Share Agreement, effective as of November 3, 2010, (the “Share Agreement”), and (ii) 0.2203% of the outstanding Cayman Shares (as defined in the Plan) as of the Date of Grant (the “Series 2 Percentage Interest”) in the form of Cayman Class B Shares (as defined in the Plan), which number of Cayman Class B Shares, as a percentage of the total outstanding Cayman Shares, is equal to the Series 2 Percentage Interest and is 3,872,103 Cayman Class B Shares, subject to adjustment as set forth in the Share Agreement. So long as the Executive continues in service with the GENBAND Entities, the US Class B Shares and Cayman Class B Shares (collectively, the “Class B Shares”) will be automatically released from the Automatic Repurchase Right (as defined in the Share Agreement) with respect to twenty-five percent (25%) of the Class B Shares on March 25, 2011 and with respect to the balance in 36 equal successive monthly installments upon completion of each additional month of service thereafter. Except as otherwise provided in this Agreement, the terms of this grant are set forth in the Share Agreement and the Plan.
9.    Termination.
(a)    The Executive’s employment may be terminated by the Company at any time and for any reason. If the Executive’s employment is terminated by the Company other than For Cause, or as a result of the Executive’s death or Disability, the Executive will be entitled to the compensation and benefits provided under Section 10 hereof.
(b)    The Executive may terminate his employment with the Company at any time and for any reason. Upon the occurrence of one or more of the following events (hereinafter, a “Good Reason”) (regardless of whether any other reason for such termination exists or has occurred, including without limitation, other employment), the Executive may terminate his employment with the Company and receive the compensation and benefits provided under Section 10 hereof:
(i)    %4. А material diminution in the nature or scope of the authorities, powers, functions, responsibilities or duties attached to the position(s) held by the Executive (including without limitation, а change in offices, titles, scope of the business or other activities for which the Executive is responsible for the Company or any other GENBAND Party); or (B) а material reduction in the Executive’s Base Pay, except in cases where any such reduction is applicable to substantially all executive officers of the Company in substantially the same manner and to substantially the same degree; or (С) the termination, elimination or denial of the Executive’s rights to material employee benefits or any material reduction in the scope or value thereof (in the case of any such reduction, with scope and value considered in the aggregate), except in cases where any such termination, elimination, denial or reduction is applicable to substantially all executive officers of the Company in substantially the same manner and to substantially the same degree; or
(ii)    Without limiting the generality or effect of the foregoing, any material breach of this Agreement by the Company or any other GENBAND Party or any successors thereto.
(c)    A termination of the Executive’s employment for Good Reason shall not be deemed to occur unless the Executive (i) provides written notice to the Company, or any successor, of the existence of the occurrence of an event or condition described in Section 9(b) not later than 60 days after the initial existence of the event or condition, which notice shall provide the Company, or any successor, a period of at least 30 days to remedy the event or condition before a Good Reason basis for termination shall exist hereunder and (ii) terminates his employment for Good Reason based on the event or condition described in Section 9(b) prior to the second anniversary following the initial existence of such event or condition.
(d)    А termination by the Company pursuant to Section 9(а) or by the Executive for Good Reason pursuant to Section 9(b) will not affect any rights the Executive may have pursuant to any agreement, policy, plan, program or arrangement of any GENBAND Entity providing employee benefits, which rights shall be governed by the terms thereof.
10.    Severance.
(a)    Subject to Section 11, if the Company terminates the Executive’s employment (other than For Cause or as а result of the Executive’s death or Disability) pursuant to Section 9(a), or the Executive terminates his employment for Good Reason pursuant to Section 9(b):
(i)    The Company shall (subject to Subsection 10(b) below):
(A)    pay or cause to be paid to the Executive a lump-sum payment, within ten (10) calendar days of the Termination Date, in an amount equal to the sum of (1) any unpaid Base Pay through the Termination Date and (2) payment in respect of any accrued but unused paid time off or sick pay, and payment in respect of any business expenses incurred but not reimbursed prior to the Termination Date:
(B)    pay or cause to be paid to the Executive an amount equal to the amount of the Annual Bonus that the Executive would have received for the fiscal year in which the Termination Date occurs based upon actual performance with respect to such fiscal year, prorated based on the number of days the Executive is employed by the Company during such fiscal year (such pro-rata Annual Bonus to be payable at such time as the Annual Bonus would otherwise have been paid pursuant to Section 5(b)(ii) absent Executive’s termination of employment);
(C)    pay or cause to be paid to the Executive (1) an amount equal to 100% of the Executive’s Base Pay in effect on the Termination Date (or in effect immediately prior to any reduction contemplated by Section 9(b)(i)(В) hereof whichever is higher), payable in twelve (12) monthly installments on the Company’s last payroll date of each of the first twelve calendar months commencing immediately following the 30th day following the Termination Date; (2) an amount equal to 100% of the Executive’s target Annual Bonus (which is equal to 75% of the Executive’s Base Pay), payable in twelve (12) monthly installments on the Company’s last payroll date of each of the first twelve calendar months commencing immediately following the 30th day following the Termination Date; and (3) under all circumstances, any other compensation or benefits which may be owed or provided to or in respect of the Executive in accordance with the terms and provisions of any plans or programs of the GENBAND Entities (the payments under this Section 10(a) collectively, the “Severance Payment”);
provided, however, that if the Executive is a Specified Employee, except to the extent that any amounts payable to the Executive as а Severance Payment are not treated as deferred compensation under Section 409А, such as, for example, certain payments pursuant to a separation pay plan, the Severance Payment shall not be provided to the Executive until the earlier of (x) the expiration of the six-month period measured from the Separation from Service Date and (у) the date of the Executive’s death. All payments delayed pursuant to this paragraph shall be paid, with interest thereon calculated at the “prime rate,” as quoted from time to time during the relevant period in the Southwest Edition of The Wall Street Journal on the first day of the seventh month following the Executive’s Separation from Service Date (or the date of the Executive’s death, if earlier), and all remaining payments due pursuant to this Agreement shall be paid as otherwise provided herein;
(ii)    For twelve (12) months following the Termination Date (the “Continuation Period”), the Executive shall be entitled to reimbursement for, or payment by or on behalf of the GENBAND Entities or any successor entities of, the premium cost for such group health plan coverage for which the Executive is entitled under the Consolidated Omnibus Budget Reconciliation Act of 1985 as amended (“COBRA”) (and which the Executive properly and timely elects to receive with respect to the Executive or any Qualified Beneficiary (as defined in COBRA) whose continued coverage under such GENBAND Entity group health plan is continued and whose coverage derives from being the spouse or а dependent of the Executive) for so long as the Executive or, as appropriate, such Qualified Beneficiary, remains eligible for continuation coverage as contemplated pursuant to COBRA and the relevant group health plan of the GENBAND Entities, but in no event longer than twelve (12) months. If and to the extent that any health or welfare benefit described in this Section 10(a)(ii) cannot be paid or provided under any applicable law or regulation, or under the terms of any policy, plan, program or arrangement of the GENBAND Entities, then the GENBAND Parties will take all action necessary to ensure that such benefit is provided through other means to the Executive and his Qualified Beneficiaries, as applicable, including the reimbursement to the Executive of the costs incurred by the Executive to purchase such benefits personally. The GENBAND Parties shall at the same time as any such action (including payment of any reimbursement) make any payment that may be necessary to ensure that the Executive’s after-tax position with respect to any health and welfare benefits received pursuant to this Section 10(a)(ii) is not worse than the Executive’s after-tax position in the event such benefits had been provided to the Executive while he was employed by the Company. Any such reimbursement or in-kind benefits provided under this Agreement shall be made or provided by the GENBAND Parties on or before the last day of the Executive’s taxable year following the taxable year in which the expenses are incurred, and shall also satisfy all other requirements of the regulations under Section 409A with respect to any such reimbursements. The amount of any such expenses reimbursed or in-kind benefits provided in one year shall not affect the expenses or in-kind benefits eligible for reimbursement or payment in any subsequent year, and the Executive’s right to such reimbursement or payment of any such expenses will not be subject to liquidation or exchange for any other benefit; and
(iii)    If such termination of the Executive’s employment occurs within twelve (12) months after a Change in Control, notwithstanding anything to the contrary in any applicable equity award agreement or equity plan, each Equity Award (including, but not limited to, any Equity Awards of Cayman Holdings, including the Class B Shares) granted to the Executive that is outstanding as of the Termination Date shall, without further action, become immediately fully vested, any automatic repurchase rights will fully lapse and all restrictions with respect thereto shall lapse to the extent such Equity Awards have not otherwise vested, automatic repurchase rights have not lapsed, or any other restrictions with respect thereto have not otherwise lapsed on the Termination Date.
(b)    The GENBAND Parties’ obligations pursuant to this Section 10 shall be conditioned upon (i) the Executive’s termination of employment constituting a “separation from service” within the meaning of Section 1.409A-1(h) of the Department of Treasury Regulations and (ii) the Executive’s execution and delivery of a release in substantially the form attached hereto as Exhibit А, on or prior to the 30th day following the Termination Date, which has not been revoked by the Executive prior to such 30th day. Further, for purposes of Section 409А, the Executive’s right to receive installment payments pursuant to this Section 10 shall be treated as a right to receive a series of separate and distinct payments.
(c)    Notwithstanding any other provision of this Agreement to the contrary, the parties’ respective rights and obligations under this Section 10 and under Sections 11 through 28 will survive the expiration of this Agreement, any expiration of the Employment Term and the termination of the Executive’s employment for any reason whatsoever.
11.    Certain Additional Benefits and Payments by the GENBAND Parties.
(a)    To the extent permitted under applicable law, the GENBAND Parties shall use their commercially reasonable efforts to obtain shareholder approval in a manner consistent with Section 280G of the Code upon a change in ownership or control (within the meaning of Section 280G) of any GENBAND Entity that results in the Executive receiving payments that would result in an excess parachute payment (within the meaning of Section 280G) as a result of such change in ownership or control, and the Executive shall reasonably cooperate with the GENBAND Parties in connection therewith.
(b)    Immediately prior to the occurrence of a Change in Control (and subject to the consummation of such Change in Control), notwithstanding anything to the contrary in any applicable equity award agreement or equity plan, each Equity Award granted to the Executive that is outstanding as of the date of such Change in Control (including, but not limited to, any Equity Awards of Cayman Holdings, including the Class B Shares), shall, without further action, become immediately vested and/or any automatic repurchase rights will lapse, as to fifty percent (50%) of the equity or equity-based interests of each such Equity Award that have not otherwise vested and/or for which automatic repurchase rights have not lapsed as of such date, and all equity or equity-based interests underlying the Equity Awards that remain unvested and/or for which automatic repurchase rights have not lapsed shall continue to vest and/or lapse according to the terms of the applicable Equity Award.
12.    Confidentiality.
(a)    Confidential Information. The Executive acknowledges and agrees that during his employment with the Company, he will have access to and acquire Confidential Information regarding the business of the GENBAND Entities that is not generally available to the public. In order to assist the Executive with his duties, the GENBAND Parties promise to provide the Executive with Confidential Information regarding the business of the GENBAND Entities that is not generally available to the public and that, if disclosed, could put the Company at an unfair competitive disadvantage. For purposes of this Agreement, “Confidential Information” means any information or material (i) generated, collected, or used by any GENBAND Entity that relates to its actual or anticipated business or research and development, or (ii) suggested by or resulting from work assigned to and/or performed by the Executive for or on behalf of any GENBAND Entity, including without limitation information and materials relating to their financial performance, financial statements and reports, financial projections, accounting methods and information, business plans, strategic plans, plans regarding their future growth, development and projects, marketing plans, sales methods and strategies, products, pricing strategies, price lists, customer contacts, customer lists, customer information (including, without limitation, customer methods of operation, requirements, preferences and history of dealings with the GENBAND Entities), vendor lists, vendor information (including, without limitation, their history of dealings with the GENBAND Entities), employee files, employee compensation, skills, performance and qualifications of personnel of the GENBAND Entities, trade secrets, inventions (whether patented or unpatented), copyrights, service marks, know-how, algorithms, computer programs, computer code and related documentation, processes, methods, formulas, research, development, licenses, permits, and compilations of any of the foregoing information relating to the actual or anticipated business of the GENBAND Entities. The Executive agrees and acknowledges that substantial time, labor, skill and money have been and will be invested in developing the Confidential Information and that the protection and maintenance of this Confidential Information constitute legitimate interests to be protected by the GENBAND Entities and by the covenants set forth in this Section 12 and in Section 13.
(b)    Non-Disclosure. As a material inducement to the GENBAND Parties to enter into this Agreement, and to pay to the Executive the compensation set forth herein, the Executive agrees that, both during the Executive’s employment with the Company and at any time thereafter, the Executive shall preserve in strictest confidence and shall not disclose, copy or take away, either directly or indirectly, or use for the Executive’s own benefit or the benefit of any third party, any Confidential Information of the GENBAND Entities, or any confidential or proprietary information or material received by the GENBAND Entities, except as required in the ordinary course of the Executive’s employment for the benefit of the GENBAND Entities. All documents, records, files, computer programs, electronic data, and tangible items and materials containing or embodying any Confidential Information, including all copies thereof, whether prepared by the Executive or by others, are the property of the applicable GENBAND Entity and shall immediately be returned to such GENBAND Entity upon termination of the Executive’s employment with the Company (voluntary or otherwise), or at any time upon a GENBAND Entity’s request, and no copies thereof shall be kept by the Executive.
(c)    Non-Disclosure of Confidential Information of Third Parties. The Executive shall not use or disclose to other employees of any GENBAND Entity, during or following his employment with the Company, confidential information belonging to any third parties unless written permission has been given by such third parties to the applicable GENBAND Entity, and been accepted by such GENBAND Entity, to allow the GENBAND Entity to use and/or disclose such information. The Executive shall indemnify any GENBAND Entity for any losses, costs or damages that result from any breach of the covenant contained in the preceding sentence.
(d)    Executive Acknowledgement. The Executive acknowledges and agrees that (i) he has entered into that certain Confidentiality, Assignment and Non-Compete Agreement, dated as of May 20, 2010, by and between the GENBAND LLC and the Executive (the “Confidentiality Agreement”), and (ii) the Confidentiality Agreement shall remain in full force and effect on and following the date hereof in accordance with its terms.
13.    Non-Competition and Non-Solicitation. The Executive agrees as follows:
(a)    Non-Competition.    For purposes of this Section 13, a “Competitive Business” shall mean any business engaged in the supply of IP gateways, switching products, session border controllers or FMC security solutions or similar products, and any other business that is substantially similar to any business that any GENBAND Entity is engaged in on, or has taken active steps to engage in by, the Termination Date. The Executive acknowledges that the services the Executive is to render are of a special and unusual character with a unique value to the GENBAND Parties, the loss of which cannot adequately be compensated by damages in action at law. In view of the unique value to the GENBAND Parties of the services of the Executive, in consideration of the GENBAND Parties agreement to provide the Executive with Confidential Information and other consideration specified herein, and as a material inducement for the GENBAND Parties to enter into this Agreement, the Executive agrees that, during the term of the Executive’s employment with a GENBAND Party, and for a period of twelve (12) months after the termination of such employment, for whatever reason, the Executive shall not, within North America, Europe or the area commonly called the “Asia-Pacific” region, directly or indirectly:
(i)    provide personal services, as an officer, director, executive, manager, employee, consultant, advisor, independent contractor or otherwise, to a Competitive Business;
(ii)    develop, acquire or maintain an ownership interest in a Competitive Business; provided, however, that ownership interest of less than five percent (5%) of the outstanding capital stock of а publicly traded Competitive Business shall not be a violation of this Section 13; or
(iii)    offer, develop, or provide any products or services that would constitute а Competitive Business.
(b)    Non-Solicitation. For purposes of this Section 13, the term “Customer” shall mean any person, firm, corporation, partnership, association or other entity to which any GENBAND Entity provided, or took active steps to attempt to provide, products or services during the twelve (12) months prior to the Termination Date with respect to which the Executive possesses information that is proprietary or confidential to any GENBAND Entity. During the term of the Executive’s employment with a GENBAND Party and for а period of twelve (12) months following the termination, for whatever reason, of such employment, the Executive shall not, on behalf of any Competitive Business, directly or indirectly:
(i)    take any action to, or do anything reasonably intended to, divert business from any GENBAND Entity or any of their subsidiaries, solicit any Customer or prospective Customer of any GENBAND Entity, or influence or attempt to influence any existing or prospective Customers of any GENBAND Entity to cease doing business with a GENBAND Entity; or
(ii)    hire, employ, solicit for employment, or attempt to hire, employ, or solicit for employment any employee of any GENBAND Entity or any of its subsidiaries.
(c)    Judicial Amendment. The GENBAND Parties and the Executive acknowledge the reasonableness of the agreements set forth in subsections (a) and (b) of this Section 13, including the reasonableness of the geographic area, duration of time and scope of activity restrained that are specified in this Section 13. The Executive further acknowledges that his skills are such that he can be gainfully employed in noncompetitive employment and that the agreement not to compete will in no way prevent him from earning а living. Notwithstanding the foregoing, if it is judicially determined that any of the limitations contained in subsections (a) or (b) of this Section 13 are unreasonable, illegal or offensive under applicable law(s) (statute, common law or otherwise) and may not be enforced as herein agreed, the Executive and the GENBAND Parties agree that the unreasonable, illegal, or offensive portions of subsections (a) and (b) of this Section 13 shall be and hereby are redrafted to conform with those applicable laws, while leaving the remaining portions of subsections (a) and (b) of this Section 13 intact. By agreeing to this contractual modification prospectively at this time, the Executive and the GENBAND Parties intend to make the agreements contained in subsections (а) and (b) of this Section 13, including but not limited to the covenant not to compete contained in subsection (a) of this Section 13, legal under the law(s) of all applicable jurisdictions so that the entire agreement not to compete and/or this entire Section 13 as prospectively modified shall remain in full force and effect and shall not be rendered void or illegal. Such modifications shall not affect any payments made to the Executive under this Agreement.
(d)    Notice to Prospective or Subsequent Employers. The Executive shall notify any person or entity employing the Executive after the Termination Date, or evidencing an intention of employing the Executive after the Termination Date, of the existence and provisions of subsections (a) and (b) of this Section 13 of this Agreement. In addition, the Executive agrees that the GENBAND Parties may notify any person or entity employing the Executive or evidencing an intention of employing the Executive of the existence and provisions of this Agreement.
14.    Representations of the Executive and the Company. The Executive represents that his execution of this Agreement, and performance of the Executive’s obligations hereunder, will not conflict with, or result in а violation of or breach of, any other agreement to which the Executive is а party or any judgment, order or decree to which the Executive is subject. The Executive certifies that he has no outstanding agreement or obligation that is in conflict with any of the provisions of this Agreement, or that would preclude the Executive from complying with the provisions hereof, and further certifies that he will not enter into any such conflicting agreement while employed by the Company.
15.    Remedies. The Executive acknowledges that his abilities and the services he will provide to the GENBAND Parties are unique and that his failure to perform his obligations under Sections 12 and 13 of this Agreement would cause the GENBAND Parties irreparable harm and injury. The Executive further acknowledges that damages at law will not be an adequate remedy for breach of the covenants contained in Sections 12 and 13, and that the only adequate remedy is one that would prevent him from breaching the terms of Sections 12 and 13. As a result, the Executive and the GENBAND Parties agree that the GENBAND Parties’ remedies may include specific performance, а temporary restraining order, preliminary and permanent injunctive relief, or other equitable relief against any threatened or actual breach of Sections 12 or 13 by the Executive. The termination of the Executive for any reason shall not be deemed a waiver by the GENBAND Parties of any breach by the Executive of this Agreement or any other obligation owed to the GENBAND Parties, and notwithstanding such a termination, the Executive shall be liable for all damages attributable to such а breach. Nothing contained in this Section 15 shall prohibit the GENBAND Parties from seeking and obtaining any other remedy, including monetary damages, to which it may be entitled.
16.    Non-Disparagement. The Executive agrees not to, directly or indirectly, either orally or in writing, disparage either party or any of their respective equity holders, affiliates, directors, managers, officers, employees, agents or representatives, or any of their respective financial conditions or operations, or any of their respective products, services or practices. The GENBAND Parties agree to instruct their officers and directors not to, directly or indirectly, either orally in writing, disparage the Executive.
17.    No Mitigation Obligation. The GENBAND Parties hereby acknowledge that it will be difficult and may be impossible for the Executive to find reasonably comparable employment within a reasonable time period following the Termination Date. In addition, the GENBAND Parties acknowledge that the GENBAND Entities’ severance pay plans and policies applicable in general to their respective salaried employees typically do not provide for mitigation, offset or reduction of any severance payments received thereunder. Accordingly, the payment of the severance compensation by or on behalf of the GENBAND Parties to the Executive in accordance with the terms of this Agreement is hereby acknowledged by the GENBAND Parties to be reasonable, and the Executive will not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, nor will any profits, income, earnings or other benefits from any source whatsoever create any mitigation, offset, reduction or any other obligation on the part of the Executive hereunder or otherwise.
18.    Employment Rights. Nothing expressed or implied in this Agreement will create any right or duty on the part of the GENBAND Parties or the Executive to have the Executive remain in the employment of any GENBAND Entity at any time, including, without limitation, prior to or following any Change in Control. Any event or occurrence described in Section 9(b)(i) or (ii) hereof following the commencement of a discussion with a third person that ultimately results in a Change in Control shall be deemed to have occurred after а Change in Control for the purposes of Section 10(a)(iii) of this Agreement.
19.    Withholding of Taxes. The Company shall be entitled to withhold from any amounts payable under this Agreement all federal, state, city or other taxes that the Company is required to withhold pursuant to any law or government regulation or ruling.
20.    Successors and Binding Agreement.
(a)    The GENBAND Parties will require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business or assets of the respective GENBAND Parties, expressly to assume and agree to perform this Agreement in the same manner and to the same extent the GENBAND Parties would be required to perform if no such succession had taken place. This Agreement will be binding upon and inure to the benefit of the GENBAND Parties and any successor to the respective GENBAND Parties, including without limitation any persons acquiring directly or indirectly all or substantially all of the business or assets of a GENBAND Party whether by purchase, merger, consolidation, reorganization or otherwise (and such successor shall thereafter be deemed a “GENBAND Party” for the purposes of this Agreement), but will not otherwise be assignable, transferable or delegable by a GENBAND Party other than to a subsidiary or affiliate of the such GENBAND Party.
(b)    This Agreement will inure to the benefit of and be enforceable by the Executive and the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees and legatees.
(c)    This Agreement is personal in nature and none of the parties hereto shall, without the consent of the other, assign, transfer or delegate this Agreement or any rights or obligations hereunder except as expressly provided in Sections 20(a) and 20(b). Without limiting the generality or effect of the foregoing, the Executive’s right to receive payments hereunder will not be assignable, transferable or delegable, whether by pledge, creation of a security interest, or otherwise, other than by a transfer by the Executive’s will or by the laws of descent and distribution and, in the event of any attempted assignment or transfer contrary to this Section 20(с), the GENBAND Entities shall have no liability to pay any amount so attempted to be assigned, transferred or delegated.
21.    Notices. For all purposes of this Agreement (except as otherwise expressly provided in this Agreement with respect to notice periods), all communications, including without limitation, notices, consents, requests or approvals, required or permitted to be given hereunder will be in writing, and will be deemed to have been duly given when hand delivered or dispatched by electronic facsimile transmission (with receipt thereof orally confirmed), or ten business days after having been mailed by United States registered or certified mail, return receipt requested, postage prepaid, or five business days after having been sent by a nationally recognized overnight courier service such as Federal Express or UPS, addressed to the Company (for the GENBAND Parties) at 3605 East Plano Parkway, Plano, Texas 75074 (to the attention of the President of the Company) and to the Executive at the Company’s address, with a copy to the Executive at his principal residence or to such other address as any party may have furnished to the other in writing and in accordance herewith, except that notices of changes of address shall be effective only upon receipt.
22.    Governing Law. The validity, interpretation, construction and performance of this Agreement will be governed by and construed in accordance with the substantive laws of the State of Texas, without giving effect to the principles of conflict of laws of such State or any other jurisdiction.
23.    Validity. If any provision of this Agreement or the application of any provision hereof to any person or circumstances is held invalid, unenforceable or otherwise illegal, the remainder of this Agreement and the application of such provision to any other person or circumstances will not be affected, and the provision so held to be invalid, unenforceable or otherwise illegal will be reformed to the extent (and only to the extent) necessary to make it enforceable, valid or legal.
24.    Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and the GENBAND Parties. No waiver by either party hereto at any time of any breach by the other party hereto or compliance with any condition or provision of this Agreement to be performed by such other party will be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, expressed or implied with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. References to Sections are to references to Sections of this Agreement. For the avoidance of doubt, the parties acknowledge and agree that the Company shall be the legal employer of the Executive and this Agreement shall be interpreted accordingly.
25.    Arbitration. Any dispute, controversy or claim arising out of or in connection with or relating to this Agreement or any breach or alleged breach thereof shall be submitted to and settled by binding arbitration in Dallas, Texas, in accordance with the Commercial Arbitration Rules of the American Arbitration Association (or at any other place or under any other form of arbitration mutually acceptable to the parties so involved). Any dispute, controversy or claim submitted for resolution shall be submitted to one neutral arbitrator agreed to by the parties, who shall have the authority to render а decision in terms of findings of fact and conclusions of law. No arbitration shall be commenced after the date when institution of legal or equitable proceedings based upon such subject matter would be barred by the applicable statute of limitations. Any party may bring an action in any court of competent jurisdiction to compel arbitration under this Agreement, to enforce an arbitration award, and to vacate an arbitration award. However, in actions seeking to vacate an award, the standard of review to be applied to the arbitrator’s findings of fact and conclusions of law will be the same as that applied by an appellate court reviewing a decision of a trial court sitting without a jury. The parties agree that in any arbitration commenced pursuant to this Agreement, the parties shall be entitled to such discovery (including depositions, requests for the production of documents and interrogatories) as is allowed by the arbitrator after the arbitrator hears arguments for and against limits which shall be imposed on discovery by each party in arbitration. The arbitrator shall have full power and authority to limit discovery. In the event that either party fails to comply with its discovery obligations hereunder, the arbitrator shall have full power and authority to compel disclosure or impose sanctions to the full extent of Rule 37, Federal Rules of Civil Procedure. Unless the parties agree otherwise, the parties, the arbitrator, and the American Arbitration Association shall treat the arbitration proceedings, any related discovery, and the decision of the Arbitrator, as confidential, except in connection with judicial proceedings ancillary to the arbitration, such as a judicial challenge to, or enforcement of, an award, and unless otherwise required by law to protect a legal right of a party. To the extent possible, any specific issues of confidentiality should be raised with and resolved by the neutral arbitrator. The arbitrator(s) shall, in their award, allocate between the parties the costs of arbitration, which shall include reasonable attorneys’ fees of the parties, in such proportions as the arbitrator deems just. The GENBAND Parties shall pay the arbitrator’s fees and expenses.
26.    Section 409А. The GENBAND Parties and the Executive acknowledge and agree that, to the extent applicable, this Agreement shall be interpreted in accordance with Section 409А, including without limitation any such regulations or other guidance that may be issued after the date hereof. Notwithstanding any provision of this Agreement to the contrary, in the event that the GENBAND Parties and the Executive determine that any compensation or benefits payable or provided hereunder may be subject to Section 409A, the GENBAND Parties and the Executive agree to cooperate in taking all reasonable measures to amend or modify this Agreement, including amendments with retroactive effect, that the GENBAND Parties and the Executive reasonably determine are necessary or appropriate to minimize or avoid any adverse tax treatment under Section 409А without materially impairing the Executive’s economic rights; provided, however, that the GENBAND Entities shall in no event be obligated to provide the Executive with any payment in connection with (or otherwise indemnify the Executive for) any taxes imposed on the Executive pursuant to Section 409A.
27.    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same agreement.
28.    Entire Agreement. This Agreement and the Confidentiality Agreement set forth the entire agreement of the parties concerning the subject matter hereof and supersede all prior agreements, arrangements and understandings with respect to such subject matter (including, without limitation, the LLC Employment Agreement and the Transfer Agreement).

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of the date first above written.
GENBAND MANAGEMENT SERVICES CORP.

/s/ Shauna Martin
Name: Shauna Martin
Title: EVP And General Counsel

GENBAND US LLC

/s/ Shauna Martin
Name:    Shauna Martin
Title:    EVP and General Counsel

GENBAND HOLDINGS COMPANY

/s/ Shauna Martin
Name:    Shauna Martin
Title:    EVP and General Counsel

GENBAND INC.

/s/ Shauna Martin
Name:    Shauna Martin
Title:    EVP and General Counsel

/s/ Daryl Raiford
Daryl Raiford

EXHIBIT A
Release
This RELEASE, executed as of ________________, 20_ (this “Release”), is made by the undersigned (the “Executive”) in favor of GENBAND Management Services Corp., a Delaware corporation (the “Company”), GENBAND Inc., a Delaware corporation (“Holdco”), GENBAND US LLC, a Delaware limited liability company (“GENBAND LLC”), GENBAND Holdings Company, a Cayman Islands exempted company limited by shares (“Cayman Holdings” and together with Holdco, GENBAND LLC and the Company, the “GENBAND Parties”), and the other “Releasees” (as hereinafter defined). For purposes of this Release, “GENBAND Entities” shall mean the GENBAND Parties and their direct and indirect wholly owned subsidiaries.
WHEREAS, the Executive and the GENBAND Parties have entered into that certain Amended and Restated Employment Agreement, dated as of March 4, 2011 (the “Agreement”), pursuant to which, among other things, the Executive is entitled to certain severance, compensation and benefits, subject to the Executive’s execution and delivery of this Release;
NOW, THEREFORE, in consideration of the terms and provisions contained herein and in the Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Executive hereby agrees as follows:
1.    Release.
(a)    The Executive agrees for himself, the Executive’s spouse and child or children (if any), and the Executive’s heirs, beneficiaries, devisees, executors, administrators, attorneys, personal representatives, successors and assigns, to hereby knowingly and voluntarily release and forever discharge the GENBAND Parties and their subsidiaries and affiliates (within the meaning of Rule 12b-2 promulgated pursuant to the Securities Exchange Act of 1934, as amended), together with all of their respective future, current and former officers, directors, principals, owners, equity holders, members, general or limited partners, trustees, consultants, agents, attorneys, representatives, employees and representatives of such persons, and each of their predecessors, successors and assigns, and employee benefit plans in which the Executive is or has been a participant by virtue of his employment with the GENBAND Parties (collectively, the “Releasees”), from any and all debts, demands, actions, causes of actions, accounts, covenants, contracts, agreements, claims, damages, omissions, promises, judgments, rights, equitable relief, penalties, fees, costs, charges, complaints, obligations, promises, controversies, suits, expenses, compensation, responsibility and any and all claims, liabilities and obligations whatsoever, of every name, nature, kind, character and description, known or unknown, asserted or unasserted, direct or indirect, absolute or contingent, suspected or unsuspected, both in law and equity, which the Executive has ever had, now has, or may hereafter claim to have against the Releasees by reason of any matter, cause or thing whatsoever arising out of the Executive’s employment with the Company or the other GENBAND Parties (or any subsidiaries thereof), the termination of the Executive’s employment with the Company or the other GENBAND Parties (or subsidiary thereof) or the Executive’s status at any time as a holder of any securities of the GENBAND Parties (individually, a “Claim” and collectively, “Claims”). This Release shall apply to any Claim of any type, including, without limitation, any and all Claims of any type that the Executive may have arising under the common law, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans With Disabilities Act, the Family and Medical Leave Act, the Employee Retirement Income Security Act, the Equal Pay Act of 1963, the Age Discrimination in Employment Act of 1967, the Older Workers’ Benefit Protection Act, the Sarbanes-Oxley Act of 2002, the Texas Commission on Human Rights Act, or the Texas Pay Day Law, each as amended, and any other Federal, state or local statutes, regulations, ordinances or common law, or under any policy, agreement, contract, understanding or promise, written or oral, formal or informal, between any of the Releasees and the Executive; provided, however, that this Release shall not apply to or affect or impair (i) Claims for vested benefits pursuant to any GENBAND Entity employee benefit plan and equity plan in which the Executive was a participant before the Termination Date; (ii) any Claims for unemployment insurance benefits or workers’ compensation benefits applicable to the period through the Termination Date; (iii) any Claims that may arise for indemnification of the Executive under any directors and officers or similar insurance, or under the GENBAND Entities’ Bylaws, Certificate of Incorporation, Memorandum and Articles of Association, Limited Liability Company Agreement and/or other applicable governing documents; or (iv) any and all Claims to payments, rights and benefits arising under the Agreement (collectively with the Claims specified in clauses (i), (ii) and (iii), the “Excluded Claims”).
(b)    For the purpose of implementing a full and complete release, the Executive understands and agrees that this Release is intended to include all Claims (other than Excluded Claims), if any, which the Executive may have, including Claims (other than Excluded Claims) that the Executive does not know or suspect to exist in the Executive’s favor against the GENBAND Parties or any of the Releasees and that this Release extinguishes those Claims.
(c)    The Executive represents and warrants that he has not filed any complaints or charges with any court or administrative agency against the Company or any of the Releasees, which have not been dismissed, closed, withdrawn or otherwise terminated on or before the date of this Release. The Executive further represents and agrees that he has not assigned nor transferred or attempted to assign or transfer, nor will the Executive attempt to assign or transfer, to any person or entity not a party to this Release, any of the Claims the Executive is releasing in this Release. Furthermore, by signing this Release, the Executive (i) represents and agrees that he will not be entitled to any personal recovery in any action or proceeding that may be commenced on the Executive’s behalf arising out of the matters released herein and (ii) covenants and agrees to refrain from directly or indirectly asserting any Claim, or commencing, instituting or causing to be commenced, any proceeding of any kind against any of the Releasees, based upon any Claim released or purported to be released hereby.
(d)    The Executive (i) acknowledges that he fully comprehends and understands all the terms of this Release and their legal effects and (ii) expressly represents and warrants that (A) he is competent to effect the release made herein knowingly and voluntarily and without reliance on any statement or representation of the GENBAND Entities or their directors, members, officers, employees, accountants, advisors, attorneys, consultants or other agents and (B) he had the opportunity to consult with an attorney regarding this Release.
2.    Entire Agreement. This Release constitutes the entire agreement and understanding between the Executive and the GENBAND Parties with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings, whether written or oral, between the Executive and the GENBAND Parties relating to the subject matter hereof (which shall not be deemed to include the Agreement), and there are no representations, understandings or agreements relating to the subject matter hereof that are not fully expressed in this Release.
3.    Amendments. This Release may not be modified, amended, supplemented or canceled, except by written instrument executed by the person(s), entity or entities against whose interest any of the foregoing shall operate.
4.    Governing Law. This Release shall be governed by and construed in accordance with the laws of the State of Texas for contracts made and to be fully performed in such state, without giving effect to any choice of law rules that may require the application of the laws of another jurisdiction.
5.    Defined Terms; Third Party Beneficiaries. Capitalized terms used and not otherwise defined in this Release shall have the respective meanings ascribed to such terms in the Agreement. Each Releasee is expressly intended to be a third party beneficiary of this Release and each may enforce the terms and provisions of this Release.
6.    Executive Acknowledgments and Representations. The Executive hereby acknowledges and represents that:
(a)    The Executive has been advised in writing to seek the advice of an attorney of his choice prior to signing this Release, has had an adequate opportunity to seek legal counsel of his own choosing and has done so or made a knowing decision not to do so. The GENBAND Parties and the Executive agree that the parties have relied upon the advice of their respective attorneys, who are attorneys of their own choice, or they have knowingly and willingly not sought the advice of such attorneys. The Executive hereby understands and acknowledges the significance and consequence of this Release and represents that the terms of this Release are fully understood and voluntarily accepted by the Executive.
(b)    The Executive has read this Release and understands all of the terms of this Release, and enters into this Release freely and voluntarily.
(c)    This Release is intended to include in its effect and does include, without limitation, all claims which the Executive does not know or suspect to exist in his favor at the time of execution of this Release, and that the terms agreed upon contemplate and extinguish any and all such claims.
(d)    The Executive has been given at least twenty-one (21) days to consider and to accept or reject the terms of this Release. The Executive represents and acknowledges that he has considered this Release for twenty-one (21) days or waived his right to do so.
(e)    The Executive shall have a period of seven (7) days following the execution of this Release within which to revoke this Release, and that this Release will not become effective or enforceable until this seven (7) day period has expired. A cancellation or revocation must be accomplished by hand-delivery of a written notification actually delivered to the Company at the address indicated in Section 21 of the Agreement before the expiration of the seven (7) day period. In the event that this Release is canceled or revoked, the GENBAND Parties shall have no obligation to furnish any of the payments and benefits described or provided for in the Agreement. In the event that the Executive receives any consideration pursuant to the Agreement before the GENBAND Parties had notice of the Executive’s cancellation or revocation of this Release and/or an adequate opportunity to stop disbursement, the Executive agrees to promptly return such consideration to the GENBAND Parties.
[Remainder of page intentionally left blank - signature page follows.]

BY SIGNING BELOW, THE EXECUTIVE ACKNOWLEDGES THAT HE HAS READ THIS RELEASE, HAS HAD THE OPPORTUNITY TO CONSULT WITH AN ATTORNEY OF HIS CHOICE, UNDERSTANDS THIS RELEASE, AND IS VOLUNTARILY ENTERING INTO THIS RELEASE. READ THIS RELEASE CAREFULLY. IT CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.
IN WITNESS WHEREOF, the Executive has executed this Release to be effective as of the date first above written.

Signature of Executive

Printed Name of Executive

AMENDMENT 1 TO THE AMENDED AND RESTATED
EMPLOYMENT AGREEMENT
GENBAND Management Services Corp., a Delaware Corporation (“the “Company”), GENBAND Holdings Company, a Cayman Islands exempted company limited by shares (“Cayman Holdings”), GENBAND US LLC, a Delaware limited liability company (“GENBAND LLC”), GENBAND Inc., a Delaware Corporation (“Holdco”, and together with the Company, Cayman Holdings and GENBAND LLC the “GENBAND Parties”), and Daryl Raiford (the “Executive”) are entering into this Amendment 1 to the Amended Agreement and Restated Employment Agreement (this “Amendment”) effective as of the 13th day of December, 2016. Capitalized terms that are used and not otherwise defined in this Amendment shall have the respective meanings ascribed to such terms in the Agreement (as defined below).
WHEREAS, effective December 24, 2010, the GENBAND Parties and the Executive entered into that certain Amended and Restated Employment Agreement (the “Agreement”); and
WHEREAS, the GENBAND Parties and the Executive desire to amend the Agreement on the terms and subject to the conditions set forth herein and pursuant to Section 24 of the Agreement.
NOW, THEREFORE, in consideration of the premises set forth above and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
1.1.    Amendment of Section 5(a). Section 5(a) of the Agreement is hereby amended by replacing the amount of “$350,000.00” with the amount of “$500,000.00.”
1.2.    Amendment of Section 10(a)(i)(C)(1). Section 10(a)(i)(C)(1) of the Agreement is hereby amended by adding the following proviso to the end of the last sentence of Section 10(a)(i)(c)(1):
“;provided, however, that, if the Company terminates the Executive’s employment within twelve (12) months following the occurrence of a Change in Control where any Person other than OEP and/or JPMC Heritage Parent LLC and its affiliates is the beneficial owner of 50% or more of: the then Outstanding Company Voting Securities; or, of the then outstanding voting securities of the entity resulting from a Business Combination, the Company shall pay or cause to be paid to the Executive an amount equal to 200% of the Executive’s Base Pay in effect on the Termination Date (or in effect immediately prior to any reduction contemplated by Section 9(b)(i)(B) hereof whichever is higher) payable in twelve (12) monthly installments on the Company’s last payroll date of each of the first twelve calendar months commencing immediately following the 30th day following the Termination Date, it being understood that in no event shall Executive be paid more than 200% of his Base Pay in effect on the Termination Date (or in effect immediately prior to any reduction contemplated by Section 9(b)(i)(B) hereof whichever is higher) under this Section 10(a)(i)(C)(1) if the Company terminates his employment;...”
1.3.    Amendment of Section 10(a)(i)(C)(2). Section 10(a)(i)(C)(2) of the Agreement is hereby amended by adding the following proviso to the end of the last sentence of Section 10(a)(i)(C)(2):
“; provided, however, that, if the Company terminates the Executive’s employment within twelve (12) months following the occurrence of a Change in Control where any Person other than OEP and/or JPMC Heritage Parent LLC and its affiliates is the beneficial owner of 50% or more of: the then Outstanding Company Voting Securities; or, of the then outstanding voting securities of the entity resulting from a Business Combination, the Company shall pay or cause to be paid to the Executive an amount equal to 200% of the Executive’s target Annual Bonus (which is equal to 75% of the Executive’s Base Pay), payable in twelve (12) monthly installments on the Company’s last payroll date of each of the first twelve calendar months commencing immediately following the Termination Date, it being understood that in no event shall Executive be paid more than 200% of his target Annual Bonus under this Section 10(a)(i)(C)(2) if the Company terminates his employment; ...”
1.4.    Limited Effect. Except as expressly provided hereby, all of the terms and provisions of the Agreement shall remain in full force and effect including, without limitation, Section 10 (Severance). The amendments contained herein shall not be construed as a waiver or amendment of any other provision of the Agreement or for any purpose except as expressly set forth herein.
1.5.    Governing Law. Except to the extent preempted by Federal law, this Amendment and all claims and controversies hereunder shall be governed by and construed in accordance with the internal laws of the State of Texas, without regard to the choice of law provisions thereof or of any other jurisdiction.
1.6.    Counterparts. This Amendment may be executed in any number of counterparts, all of which shall constitute one and the same agreement, and any party hereto may execute this Amendment by signing and delivering one or more counterparts. Delivery of an executed counterpart of this Amendment electronically or by facsimile shall be effective as delivery of an original executed counterpart of this Amendment.
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IN WITNESS WHEREOF, the parties have executed this Amendment effective as of the date first set forth above.
GENBAND MANAGEMENT SERVICES CORP.
By: /s/ David Walsh
Name: David Walsh
Title: Chief Executive Officer
GENBAND HOLDINGS COMPANY
By: /s/ David Walsh
Name: David Walsh
Title: Chief Executive Officer
GENBAND US LLC
By: /s/ David Walsh
Name: David Walsh
Title: Chief Executive Officer
GENBAND INC.
By: /s/ David Walsh
Name: David Walsh
Title: Chief Executive Officer
EXECUTIVE
/s/ Daryl E. Raiford
Signature of Executive

Daryl E. Raiford
Printed Name of Executive

12/24/16
Date